Exhibit 5.12

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Hawaii to (i) StoneMor Hawaiian Joint Venture Group LLC, a Hawaii limited liability company (“SMHJV”); (ii) StoneMor Hawaii LLC, a Hawaii limited liability company (“SMH”); and (iii) StoneMor Hawaii Subsidiary, Inc., a Hawaii corporation, (“SMHS”), each of which is a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including SMHJV, SMH and SMHS (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the articles of organization and operating agreement, or articles of incorporation and bylaws, as the case

Vinson & Elkins L.L.P.

March 17, 2016

may be of each of SMHJV, SMH and SMHS, the action by written consent of the directors or managers, and officer’s or manager’s certificates, as the case may be, and such other documents as we considered appropriate as a basis for the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to SMHJV, SMH and SMHS, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers or managers of SMHJV, SMH and SMHS, and certificates from such officers or managers, and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the due formation and valid existence of SMHJV, SMH and SMHS we have relied exclusively on certificates of status, dated as of recent dates, from officials of the State of Hawaii.

Based on the foregoing, we are of the opinion that:

1.	Each of SMHJV, SMH and SMHS is validly existing and in good standing under the laws of the State of Hawaii

2.	As of the date of the Indenture, each of SMHJV, SMH and SMHS had all corporate or limited liability company power and capacity, as the case may be, to execute and deliver the Indenture, and as of the date hereof each of SMHJV, SMH and SMHS has all corporate or limited liability company power and capacity, as the case may be, to perform its obligations thereunder.

3.	All necessary action has been taken on the part of each of SMHJV, SMH and SMHS to authorize the respective execution and delivery of the Indenture and the performance by each of SMHJV, SMH and SMHS of its respective obligations thereunder (including its Guarantee as provided therein).

4.	The Indenture has been duly executed and delivered by each of SMHJV, SMH and SMHS to the extent that execution and delivery are governed by the laws of the State of Hawaii.

Vinson & Elkins L.L.P.

March 17, 2016

Our opinions in paragraph 4 above are based solely upon the officer’s or manager’s certificate of each of SMHJV, SMH and SMHS, as the case may be.

The opinions expressed herein are limited in all respects to the laws of the State of Hawaii, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

This opinion letter is the final embodiment of our opinion, and prior drafts or discussion of this letter or the contents of such drafts may not be considered in interpreting this letter. This opinion letter supersedes all prior drafts or versions hereto.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McCorriston Miller Mukai MacKinnon LLP